SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                        FORM 15

                Certification and Notice of Termination of Registration
                    under Section 12(g) of the Securities Exchange
                  Act of 1934 or Suspension of Duty to File Reports
                          Under Sections 13 and 15(d) of the
                            Securities Exchange Act of 1934

                   Commission File Number  001-05522


                            STERLING ELECTRONICS CORPORATION
                   (Exact name of Registrant as specified in its charter)

              4201 SOUTHWEST FREEWAY, HOUSTON, TX 77027 (713) 627-9800
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              COMMON STOCK
          (Title of each class of securities covered by this Form)

                            NOT APPLICABLE
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)      [ ]          Rule 12h-3(b)(1)(i)       [x]
     Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]


Approximate number of holders of record as of the certification or
notice date:   ONE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Sterling Electronics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 19, 1998
                                    By:   /s/ Henry W. Chin
                                          Henry W. Chin
                                          Secretary, Treasurer, Chief
                                          Financial Officer and Vice President